Exhibit 99.1

Steelcase Announces James Keane as Next Chief Executive Officer

Keane Brings Financial, Research & Development, Marketing and Operations Experience From More Than 15 Years With Steelcase

GRAND RAPIDS, Mich., Oct. 10, 2013 (GLOBE NEWSWIRE) -- Steelcase Inc. (NYSE:SCS), the global leader in the office furniture industry, today announces the appointment of James P. Keane to Chief Executive Officer. Keane will officially succeed long-time CEO James P. Hackett in March 2014 at the beginning of the company's next fiscal year.

In his current role as President and Chief Operating Officer, Keane is responsible for product development, manufacturing, marketing, sales and distribution for all Steelcase brands around the world.

"Throughout his 16 years at the company, Jim has proven to be a strong leader with a passion for winning and a deep understanding of the business," said Rob Pew, Board Chair, Steelcase Inc. "His creativity and strategic execution make him a great steward of the Steelcase legacy and the right choice to lead Steelcase into a future of continued growth and tremendous technological change."

At various times, Keane led research and development, corporate strategy, information technology and finance for the company before taking over leadership for the Steelcase brand in North America in 2006.

"I am honored to have the opportunity to lead Steelcase. I've learned a lot by working with Jim Hackett as he guided the company through significant changes in the world of work," said Keane. "We have a talented leadership group, and an amazing network of employees worldwide who help our clients create great experiences wherever work happens."

Keane, a Chicago native, earned a bachelor of science degree in accountancy from the University of Illinois and a master's in management degree from the Kellogg Graduate School of Management at Northwestern University. He serves on the boards of Rockwell Automation, IDEO and the Business and Institutional Furniture Manufacturers Association (BIFMA).

"I've had the pleasure of working with Jim for many years, and he understands what is needed to drive innovation in today's globally competitive environment," said Jim Hackett. "His results-oriented approach and proven track record will only continue to grow the business and deliver increased value to the company and our shareholders."

As previously announced, Hackett will assume a new position as vice chair for one year when the CEO transition is complete. He will also continue as a member of the Steelcase board of directors.

About Steelcase

For more than 100 years, Steelcase Inc. has helped create great experiences for the world's leading organizations – wherever work happens. Steelcase and our family of brands – including Steelcase®, Coalesse®, Designtex®, Details®, Nurture®, PolyVision® and Turnstone® – offer a comprehensive portfolio of furnishings, products and services designed to unlock human promise and support social, economic and environmental sustainability. We are globally accessible through a network of channels, including approximately 670 dealers. Steelcase is a global, industry-leading and publicly traded company with fiscal 2013 revenue of $2.9 billion.

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